EXHIBIT 10.29

AOL Confidential

Confidential
SECOND AMENDED AND RESTATED LICENSE AND SERVICES AGREEMENT

     This Second Amended and Restated License and Services Agreement (this “Agreement”) dated as of September 30, 2002 (the “Effective Date”) is between America Online, Inc., a Delaware corporation, with offices at 22000 AOL Way, Dulles, Virginia 20166 (“AOL”), and Viewpoint Corporation, a Delaware corporation and successor in interest to MetaStream Corporation, with offices at 498 Seventh Avenue, New York, N.Y. 10018 (“Viewpoint”). AOL and Viewpoint may be referred to individually as a “Party” and collectively as the “Parties.”

INTRODUCTION

     The Parties entered into a License and Services Agreement, dated as of March 28, 2000, and Amendment Number One to the License and Services Agreement between America Online, Inc. and Viewpoint on June 21, 2001, under which, among other things, Viewpoint provided to AOL certain software for AOL’s use, distribution, and sublicensing in connection with the AOL Network. In addition, the Parties entered into an Amended and Restated License and Services Agreement on July 19, 2001, as amended on March 27, 2002. The Parties now wish to amend and restate the agreement and broaden their relationship. The relationship is further described below and is subject to the terms and conditions set forth in this Agreement.

     The Parties have also entered into an Agreement for Consulting Services, dated as of September 30, 2002 (the “Consulting Services Agreement”), under which, among other things, Viewpoint will provide certain technology (the “UI Technology”) and will provide digital content (the “UI Content”) for use by AOL in the user interface for the client software used to access the AOL Service, as well as updates and internationalized versions thereof. The Parties anticipate that Viewpoint, AOL, or a third party (or parties) will create additional UI Content for use by AOL in the user interface for the AOL Client software. Any such UI Content created by Viewpoint will be so created under an additional schedule(s) incorporated into the Consulting Services Agreement and shall be deemed licensed under this Agreement.

     Defined terms used but not defined in the body of the Agreement shall have the meanings ascribed to such terms in Exhibit A hereto.

1.     DELIVERY AND LICENSE OF THE LICENSED SOFTWARE

Viewpoint shall deliver the Licensed Software to AOL in accordance with this Agreement.

2.     GRANT OF RIGHTS

2.1     Licenses.

(a)  Broadcast Licenses.

(i)	General Broadcast License. Viewpoint hereby grants to AOL and its Affiliates, for the Term (subject to Section 8.6), a worldwide, irrevocable (except as set forth in Section 8.3), non-exclusive and nontransferable (except as set forth in Section 13.9) license (the “Broadcast License”) to use, reproduce, perform, display and transmit (in any medium now known or hereafter devised) Viewpoint Content (and, as necessary to enable this Broadcast License, the Viewpoint Technology) from AOL Servers to any current or future Media Player Software (or Component thereof). The Broadcast License will be enabled by Broadcast Keys issued by Viewpoint that will reside on AOL Servers. Viewpoint represents and warrants that it will provide AOL with Broadcast Keys upon execution of this Agreement that will not expire or “time out” (e.g. no watermarking or degradation) at any time during the Term.

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(ii)	Perpetual UI License. Viewpoint hereby grants to AOL and its Affiliates a worldwide, perpetual, irrevocable (except as set forth in Section 8.3), exclusive license (the “UI License”) to use, reproduce, perform, display and transmit (in any medium now known or hereafter devised) UI Content (and, as necessary to enable this UI License, the Viewpoint Technology) created during the Term from AOL Servers to any current or future Media Player Software (or component thereof).

(iii)	Viewpoint hereby grants to AOL and its Affiliates a worldwide, non-exclusive and non-transferable license to use Broadcast Keys solely for purposes of using, reproducing, performing, displaying, and transmitting Viewpoint Content in accordance with either the (i) General Broadcast License or (ii) Perpetual UI License, as the case may be. Viewpoint represents and warrants that it will provide AOL with Broadcast Keys upon execution of this Agreement that will not expire or “time out” (e.g. no watermarking or degradation) at any time, even after conclusion of the Term, pursuant to Section 2.1(a)(ii) above. Viewpoint also represents that (A) it has developed a software application (the “Key Generation Application”) that generates Broadcast Keys, (B) that the attached Exhibit C sets forth an explanation of the structure, operation, and functionality of the Broadcast Keys, (C) that the Key Generation Application can be used, without modification or other development work, to generate Broadcast Keys that will allow AOL Servers to broadcast and enjoy the full rights of the Perpetual UI License described above and that at all times the Broadcast Keys will meet all of the requirements of this section (e.g., no “time out,” watermarking or degradation in any manner), and (D) that the Key Generation Application will be deposited in escrow within fifteen (15) days of the Effective Date pursuant to AOL’s Preferred Beneficiary Agreement with DSI, as amended and agreed by Viewpoint and AOL on September 30, 2002, and any Updates to the Key Generation Application will be promptly deposited pursuant to Section 2.3 below. Viewpoint represents and warrants that the Desktop Themes functionality described in Exhibit A, Schedule 1 to the Master Consulting Agreement (dated September 30, 2002) between AOL and Viewpoint shall not use or require the use of Broadcast Keys.

(b)  Authoring Tools. Viewpoint hereby agrees to provide AOL and its Affiliates, for the Term of this Agreement, with a royalty-free, worldwide, non-exclusive license to use the Authoring Tools and to reproduce the Authoring Tools as necessary for use by AOL and its Affiliates. Viewpoint hereby also agrees to provide AOL and its Affiliates, the right to sublicense, for the Term of this Agreement, the Authoring Tools to entities that create and/or distribute content and advertising through the AOL Network.

(c)  Media Player. Viewpoint hereby grants to AOL and its Affiliates a worldwide, perpetual, irrevocable (except as set forth in Section 8.3), non-exclusive, royalty-free, paid-up license to use, reproduce, distribute (subject to Section 2.1(d)), display, perform, transmit, sublicense (e.g., grant AOL End-Users the right to use), and adapt the Media Player Software, as AOL deems necessary in light of its business requirements (collectively, the “Media Player Software License”). Without limiting the generality of the foregoing, Viewpoint agrees that in connection with the foregoing Media Player Software License, AOL shall have the right to distribute the Media Player Software through any manner or means whatsoever, in AOL’s sole discretion, including, without limitation, physical distribution with CD-ROMs containing AOL client software or as a standalone electronic download from the AOL Network, subject to the restrictions in Section 2.1(d) and this Agreement. AOL shall be licensed for an unlimited quantity of licenses of the Media Player Software as necessary to provide the Media Player Software to all AOL End Users extant at the onset and during the Term of this Agreement, as well as for any other usage of the Media Player Software deemed necessary by AOL. No fee shall be due Viewpoint from AOL for the Media Player Software, regardless of the quantity of Media Player Software used or deployed by AOL.

(d)  End User License. Viewpoint grants AOL the right to distribute and sublicense the Media Player Software to AOL End-Users under terms and conditions materially consistent with the terms and conditions contained in AOL’s then current terms of service agreement, or materially consistent with the terms and conditions that apply to such other AOL software that AOL may be licensing an AOL End User contemporaneously with AOL’s sublicense of the Media Player Software, at AOL’s discretion. For the avoidance of doubt, the Parties agree that any rights granted by AOL to AOL End Users shall be perpetual,

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and shall survive the expiration or earlier termination of this Agreement. Alternatively, AOL may, at AOL’s option, sublicense the Media Player Software subject to Viewpoint’s standard end user license agreement, which is available from Viewpoint on request.

(e)  Ownership. Viewpoint retains ownership of all right, title and interest in and to the Licensed Software, and reserves all rights not expressly granted. Viewpoint retains no right, title, and interest in any Viewpoint Content created by Viewpoint for AOL, including but not limited to the UI Content.

(f)  Subcontracting. AOL may use subcontractors to exercise any or all of its rights granted to AOL under this Agreement in its sole discretion; provided, however, that: (a) AOL shall ensure that any subcontractors comply with the provisions of this Agreement and (b) AOL shall be liable for any action by such subcontractors which, if done by AOL, would be a breach of this Agreement.

2.2     Software License Restrictions. The Licensed Software shall be provided to AOL in object code version. Except as permitted pursuant to Section 2.3, AOL shall not reverse engineer, decompile, or disassemble the Licensed Software, except (1) to the extent that the foregoing restriction is void or not enforceable under applicable law despite this restriction, or (2) as permitted by Viewpoint.

2.3     Source Code Escrow. Viewpoint shall deposit a copy of the source code for the Licensed Software with a commercial third party escrowee pursuant to the terms of an escrow agreement among Viewpoint, AOL and the Escrowee in the form of Exhibit E hereto. The escrow agreement shall provide that AOL shall be entitled to receive a copy of the source code for the Licensed Software upon the occurrence of any of the following release conditions: (a) a material breach of this Agreement (including any breach of the support obligations set forth in Exhibit B by Viewpoint) by Viewpoint which has not been timely cured, (b) any bankruptcy filing by Viewpoint, (c) Viewpoint ceases its business operations or (d) a Change of Control of Viewpoint. In any such event, the Escrowee shall deliver the source code for the Licensed Software to AOL or its designee. During the Term, Viewpoint shall deposit the latest version of the source code for the Licensed Software with Escrowee promptly after every material change in such software, including, without limitation, any and all Updates. If the source code for the Media Player Software is released pursuant to this Section 2.3, then the following license to AOL becomes effective immediately upon such release: In addition to the rights granted under Section 2.1 and Section 2.3, AOL and its Affiliates may use the source code version of the Licensed Software and Broadcast-Related Software to provide the support for AOL and AOL End Users of the Media Player Software, as AOL reasonably deems necessary, as well as for such further development as AOL chooses; the license to the source code for the purposes of support as described in the foregoing shall be perpetual. The foregoing license is subject to all of the other restrictions in this Agreement regarding the Licensed Software.

2.4     Trademark License. AOL, its Affiliates and its channels of distribution may use but are not required to use Viewpoint trademarks and logos applicable to the Licensed Software in connection with the activities contemplated under this Agreement. In the event AOL uses Viewpoint trademarks or logos, AOL shall use good faith efforts to adhere to Viewpoint’s reasonable trademark usage guidelines, which shall be provided to AOL after execution of this Agreement, and which shall be subject to AOL’s reasonable approval. Notwithstanding anything in this Agreement or in such trademark usage guidelines, AOL shall be permitted at its sole discretion to co-brand the Licensed Software with AOL trademarks and/or logos in addition to Viewpoint’s trademarks and logos applicable to the Licensed Software; provided that AOL does not (1) remove any trademark or copyright notices from the Licensed Software, (2) attribute ownership or authorship of the Licensed Software to any party other than Viewpoint, or (3) indicate that any party other than Viewpoint is the source of the Licensed Software.

2.5     Distribution. AOL and its Affiliates have included the Media Player Software in version 7.0 of the client software used to access the AOL Service (“AOL 7.0”), the immediately subsequent major release of such client software (the “Subsequent Version”), and shall use good faith efforts to include the Media Player Software in the related internationalized versions of AOL 7.0 and the Subsequent Version; provided however, that AOL and its Affiliates shall not be required to include the Media Player Software in specified internationalized versions for which AOL and its Affiliates reasonably determines that Viewpoint is unable to adequately provide (or has not adequately provided), at Viewpoint’s expense, technical support and local

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training necessary for AOL and its Affiliates to integrate the Media Player Software with such internationalized client software in accordance with AOL’s performance requirements and development deadlines and without the expenditure of substantial additional resources. Thereafter during the Term, AOL and its Affiliates shall use reasonable efforts to promptly distribute Updates to AOL End Users utilizing such versions. Notwithstanding the foregoing, AOL shall have no obligation to distribute the Media Player Software or any Updates, if (i) the Media Player Software or Update does not comply with any term of this Agreement (including, without limitation, Exhibit B), (ii) distribution of the Media Player Software or Update would interfere with, degrade or otherwise negatively impact the experience of AOL End Users using the AOL Network, (iii) any Update contains over 15% more bits than the prior version of the Media Player Software, (iv) the Media Player Software or Update could not be seamlessly integrated into AOL’s client access software without AOL applying substantial development or network resources, (v) the Media Player Software is not comparable in terms of content degradation, transmission speed, scalability and cost, to other generally available, market-leading multimedia formats, or (vi) AOL determines in its sole discretion that such distribution with respect to the Subsequent Version is contrary to the commercial best interests of AOL. In addition, in the event any Update contains any new feature, functionality or content that is competitive with any feature, functionality or content distributed by AOL, AOL shall so notify Viewpoint, and Viewpoint shall promptly thereafter provide AOL with a version of the Update to distribute that excludes such competitive feature, functionality and content. Except as otherwise expressly provided herein, AOL shall decide in its sole discretion any and all placement and means of distribution, if any, of the Licensed Software. AOL shall have the right to remove or disable the Licensed Software or any portion thereof from the AOL Network (including, without limitation, from AOL 7.0 and the Subsequent Version and other client access software), in the event Viewpoint is in breach of any representation, warranty or obligation hereunder or if, in AOL’s view, the Licensed Software (or any portion thereof) adversely impacts the access or use of any AOL Network product or service by AOL End Users.

2.6     AOL Look and Feel. Viewpoint acknowledges and agrees that AOL shall own all right, title and interest in and to the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof), and the total appearance and impression substantially formed by the combination, coordination and interaction of such elements with Viewpoint Content, which are generally associated with online areas contained within the AOL Network. AOL reserves the right to redesign or modify the organization, structure, “look and feel” and other elements of the AOL Network at its sole discretion at any time without prior notice.

2.7     Documentation License. Viewpoint grants AOL a license to use the Documentation (including the right to copy) as necessary to support its license of the Media Player Software hereunder.

2.8     Compatibility. Viewpoint represents and warrants that any Update or new version of the Media Player Software will have the capability of playing back content encoded in any previous versions of Viewpoint’s encoding or decoding formats. Before March 31, 2003, Viewpoint will not distribute any Updates or Components to the Media Player Software in addition to or other than the (i) version 3.11 of the Media Player Software previously delivered to AOL for distribution with AOL Client Version 8.0 (which Viewpoint intends to distribute concurrently under the label of version 3.12 (minus the tags, User Experience Shell and Draw Anywhere)) with AOL’s distribution of the AOL Client software Version 8.0), (ii) any Updates to the Media Player Software that are necessary to address any error in the Media Player Software that causes an important component or function that is commonly used to be unusable, that causes a crash for a commonly used feature or function, in which commonly used features are completely non-functioning, or that results in data loss or corruption on a widespread basis, provided that such Update does not add any new feature or functionality. Viewpoint hereby grants to AOL the right to elect, on or before December 15, 2002, to require Viewpoint to develop a customized, exclusive version of the Media Player Software (“Custom Player”) as further described in Exhibit D hereto. If AOL so elects, (a) AOL shall provide written notice to Viewpoint of its election on or before December 15, 2002, (b) AOL shall pay to Viewpoint $250,000 concurrently upon execution by AOL of a detailed SOW describing the Custom Player to be incorporated into the Consulting Services Agreement, (c) AOL shall pay an additional $250,000 upon acceptance (as defined in such detailed SOW) by AOL of the Custom Player, and (d) Viewpoint will not distribute any Updates to the Media Player Software until such Custom Player is accepted by AOL.

AOL Confidential

Viewpoint will ensure that all Updates to and new versions of the Media Player Software are compatible, consistent, and fully interoperable with the version of the Media Player Software that AOL distributes with Version 8.0. Before releasing any Updates to the Viewpoint Media Player during the Term, Viewpoint will provide AOL any Updates to the Viewpoint Media Player thirty (30) days prior to general release thereof in order for AOL to perform compatibility testing. Viewpoint will delay any scheduled distribution of an Update or new version of the Media Player Software if such Update or new version raises significant compatibility problems with Version 8.0.

3     MAINTENANCE AND TECHNICAL SUPPORT. AOL, in its sole discretion, may require Viewpoint to perform the maintenance and support obligations set forth in Sections 3.1, 3.2, and 3.3 over the periods and in exchange for the payments set forth in Section 8.8.

3.1     Support of AOL. Upon AOL’s election as described in the first sentence of this Section 3, Viewpoint shall:

(a)  comply with the Technical Specification attached hereto as Exhibit B;

(b)  provide technical support and training to staff members of AOL and its Affiliates in a level sufficient to assist AOL to perform its obligations and exercise its rights under this Agreement (e.g., encoding and distribution of Viewpoint Content, integration of the Media Player Software with the AOL client access software, distribution of the Media Player Software over the AOL Network, providing customer support to AOL End-Users pursuant to Section 3.2, and (during the first year after the Effective Date) fixing bugs related to the UI Content). Such training shall occur at Viewpoint’s or AOL’s headquarters as mutually determined on a case-by-case basis by the Parties. Viewpoint hereby agrees that it will negotiate in good faith the possibility of providing training to Affiliates at locations other than the Viewpoint’s or AOL’s headquarters, at which time the Parties will agree on an agreeable allocation of reasonable travel, lodging and similar expenses associated with providing training at other locations; and

(c)  provide to AOL all Updates to the Licensed Software at no cost whatsoever to AOL, its Affiliates or AOL End-Users, prior to the time that the Updates are commercially available pursuant to Section 2.8. Viewpoint will use good faith, commercially reasonable effort to release a major Update to the Media Player Software and Authoring Tools at least once every twelve months during the Term.

3.2     End User Support. AOL shall generally provide support to AOL End Users with respect to the Media Player Software, provided that, upon AOL’s election as described in the first sentence of this Section 3, Viewpoint shall provide AOL with second level support as necessary for AOL to provide professional level support to its End-Users. Upon AOL’s election as described in the first sentence of this Section 3, AOL may, on a case by case basis, direct its AOL End Users directly to Viewpoint, and Viewpoint shall provide professional level support to such AOL End Users, provided that AOL is otherwise generally providing first level support to AOL End Users with respect to the Licensed Software.

3.3     Content Creation Services. If AOL makes the election described in the first sentence of this Section 3 above, Viewpoint will grant to AOL the payment credits set forth in Section 8.8 to be applied towards digital content creation services designated by AOL.

3.4     Quality Assurance Testing. AOL may, at its option, perform quality assurance testing on the Licensed Software.

4.     ADDITIONAL TECHNOLOGY

During the Term, in the event AOL elects to license additional Viewpoint technology including, but not limited to, any additional Viewpoint technology relating to the use of Viewpoint Content on any platform (such as AOL TV) not otherwise made available by Viewpoint on a commercial basis (collectively, the “Additional Technology”), the Parties shall mutually agree on the terms and conditions pursuant to which Viewpoint shall provide such Additional Technology to AOL; provided, however, that in the event that any fees are due for such Additional Technology, then any such fees associated with such Additional

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Technology shall be no less favorable than the fees paid by any other Viewpoint customer with respect to technology having a license scope and usage similar to the Additional Technology. If the Additional Technology results in a modification or enhancement to the Media Player Software, the Media Player Software License granted to AOL in Section 2.1(c) shall include the Media Player as so modified or enhanced. Notwithstanding anything to the contrary set forth in this Agreement, if, during the Term, AOL engages Viewpoint to develop and provide to AOL technology which represents an extension of the Media Player Software for use on a PC platform, including but not limited to such extensions comprised of Components to the Media Player Software created solely for the benefit of AOL and not intended for general distribution, license rights thereto shall be deemed to covered by payments made under this Agreement.

5.     Reserved.

6.     Representations and Warranties.

6.1     Mutual. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement, to grant the licenses granted hereunder and to perform the acts required of it hereunder; (ii) the execution of this Agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; and (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

6.2     By Viewpoint. Viewpoint additionally represents and warrants that: (i) use of the Licensed Software in accordance with this Agreement does not and will not infringe on or violate any copyright, trademark, trade secret, patent, rights of publicity, moral rights or any other third party rights; (ii) the Licensed Software shall not violate any applicable law or regulation or include any unlawful matter or material; (iii) Viewpoint has free, good and clear title to all Licensed Software which may be supplied by Viewpoint under this Agreement, which title shall be free and clear of any and all liens, encumbrances, claims or litigation, whether pending or threatened; (iv) Viewpoint has obtained all authorizations, approvals, consents, licenses, permits, certificates and all other rights and permissions necessary for it to perform under this Agreement and grant the licenses and rights hereunder to AOL; (v) the Licensed Software will function, in all material respects, in accordance with the Documentation; (vi) the Licensed Software shall not contain any defects in material, including without limitation, any back door, time bomb, drop dead device or other software routine designed to disable a computer program (either automatically with the passage of time or under the control of a person other than AOL), or any virus, Trojan horse, worm or other software routine designed to permit unauthorized access or to erase or to otherwise harm software, hardware or data; and (vii) the Licensed Software will perform in accordance with the foregoing performance warranty prior to, during and (to the extent permitted by the system clock(s) in the operating system(s) on which the Licensed Software are being run) after the calendar year 2000 A.D., and the Licensed Software shall perform during each such period of time without any material error specifically caused by date functionality in general or date functionality as it relates to data which represents or references different centuries or more than one century. The warranties in subsection (v) and (vi) above apply for twelve (12) months after delivery of the Licensed Software, and shall continue to apply to each delivered Update to each product in the Licensed Software, from the date that such Update is received by AOL. All other warranties specified in this subsection shall be perpetual in nature.

6.3     Remedies. Viewpoint shall promptly repair or replace any nonconforming Licensed Software, and shall bear the expenses associated with such repair or replacement on the AOL Network. Without exclusivity, Viewpoint shall be responsible for the shipping and delivery charges involved in returning Licensed Software to Viewpoint, as well as for such charges in returning repaired or replacement Licensed Software to AOL.

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GENERAL TERMS

7.     LIMITATION OF LIABILITY; DISCLAIMER

7.1     Liability. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THIS AGREEMENT OR THE USE OF OR INABILITY TO USE THE AOL NETWORK OR LICENSED SOFTWARE, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS (COLLECTIVELY, “DISCLAIMED DAMAGES”); PROVIDED THAT VIEWPOINT SHALL REMAIN LIABLE TO AOL TO THE EXTENT ANY DISCLAIMED DAMAGES ARE AWARDED TO A THIRD PARTY OR INCLUDED IN A SETTLEMENT AND ARE SUBJECT TO INDEMNIFICATION BELOW. AOL SHALL NOT BE LIABLE TO VIEWPOINT WITH RESPECT TO THE LICENSED SOFTWARE FOR ANY AMOUNT IN EXCESS OF THE GREATER OF (A) THE AGGREGATE AMOUNTS PAYABLE HEREUNDER IN THE YEAR IN WHICH THE EVENT GIVING RISE TO SUCH LIABILITY OCCURRED OR (B) $100,000.

7.2     No Additional Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK OR THE LICENSED SOFTWARE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF AOL NETWORK, ANY BENEFIT VIEWPOINT MIGHT OBTAIN FROM INCLUDING THE LICENSED SOFTWARE OR ANY PORTION THEREOF WITHIN THE AOL NETWORK AND (III) THE FUNCTIONALITY, PERFORMANCE OR OPERATION OF THE AOL NETWORK.

8.     ERM, RENEWAL, TERMINATION, FEES

8.1     Term. Unless earlier terminated as set forth herein, the initial term of this Agreement will begin on the Effective Date and continue through July 19, 2004 at 12 p.m. midnight, Eastern Standard Time (the “Initial Term”).

8.2     Renewal. Upon conclusion of the Initial Term of this Agreement, AOL will have the right, in its sole discretion, to renew the Agreement for up to three (3) successive one (1) year renewal terms (each a “Renewal Term” and together with the Initial Term, the “Term”). A Renewal Term shall automatically commence following the expiration of the Initial Term (or prior Renewal Term, as the case may be) unless AOL gives at least thirty (30) days’ written notice to Viewpoint prior to the end of the Initial Term or any Renewal Term, as the case may be, that it has determined in its discretion not to renew the Agreement.

8.3.     Termination for Breach. Except as expressly provided elsewhere in this Agreement, either Party may terminate this Agreement at any time in the event of a material breach of the Agreement by the other Party which remains uncured after thirty (30) days written notice thereof to the other Party. Notwithstanding the foregoing, only if AOL materially breaches and fails to cure its obligations under Section 8.7 or 12 may Viewpoint terminate this Agreement.

8.4.     Termination for Bankruptcy/Insolvency. Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding

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related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

8.5     Change of Control. AOL may terminate this Agreement upon thirty (30) days prior written notice to Viewpoint in the event of any Change of Control of Viewpoint.

8.6     Effect of Expiration or Termination. For greater certainty between the Parties, it is understood that the Media Player License and UI License granted hereunder by Viewpoint are perpetual in nature but that the Broadcast License granted hereunder by Viewpoint is only for the Term; provided, however, that if the Agreement is terminated by AOL pursuant to Section 8.3 or 8.4 the Broadcast License hereunder shall also be perpetual. It is also understood that the UI License only extends to UI Content created during the Term. In addition, sublicenses granted to AOL End Users hereunder shall survive cancellation or termination of this Agreement.

8.7     License Fees.

(a)	(i) The license fee for the period commencing on July 19, 2001 and ending on July 19, 2004 is $8,325,000 (the “License Fee”). The parties acknowledge and agree that AOL has previously paid $6,325,000 of the License Fee. AOL shall pay the remaining $2,000,000 of the Initial Term Fee as follows:

a.	$500,000 on or before September 30, 2002;

b.	$500,000 on or before December 23, 2002; and

c.	$1,000,000 on or before June 23, 2003.

(ii)	For the license granted to AOL in Section 2.1 (a) for the first one year Renewal Term (if any) commencing on July 20, 2004 and ending on July 19, 2005, AOL shall pay $2,000,000 to Viewpoint on or before June 30, 2004.

(iii)	For the license granted to AOL in Section 2.1(a) for the second one year Renewal Term (if any), AOL shall pay no more than $4,500,000 to Viewpoint on or before June 30, 2005 (subject to reduction pursuant to Section 8.7(b) below).

(iv)	For the license granted to AOL in Section 2.1(a) for the third one year Renewal Term (if any), AOL shall pay no more than $5,500,000 to Viewpoint or before June 30, 2006 (subject to reduction pursuant to Section 8.7(b) below).

(b)	MFN. The license fees payable by AOL during the second and third Renewal Terms and, if AOL and Viewpoint determine to enter into an extension of this Agreement beyond the third Renewal Term, the license fees payable by AOL for a period of up to two years following the third Renewal Term shall be no greater than the license fees paid to Viewpoint by any third party with respect to a broadcast license having a scope similar to the license granted hereunder and an expected usage by such third party similar to the expected usage by AOL of the Broadcast License.

8.8     Maintenance and Support Fees. The parties acknowledge and agree that AOL has elected to require and has paid $625,000 to Viewpoint for performance of the maintenance and support obligations set forth in Sections 3.1, 3.2, and 3.3 for the period from March 27, 2002 through June 30, 2003. If AOL elects to require Viewpoint to perform the maintenance and support obligations set forth in Section 3.1, 3.2, and 3.3 for any annual period commencing on or after June 30, 2003 and during which the Agreement is in effect (including Renewal Terms (if any)), (x) AOL shall notify Viewpoint of its election to do so by June 20th of the relevant annual period, (y) AOL shall pay to Viewpoint a fee of $500,000 on or before the first day of such annual period, and (z) Viewpoint shall grant to AOL a payment credit of $100,000 for Production Services performed over the relevant annual period.

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     8.8(a).     After July 30, 2003, upon annual election by AOL in its discretion, Viewpoint will perform maintenance, integration support for future versions of the client software distributed under the AOL brand, bug fixes, and/or modifications (“Maintenance”) to the UI Content delivered to AOL by Viewpoint for $300,000 each one-year period so elected by AOL, payable to Viewpoint thirty (30) days after such election.

9.     INDEMNITY

Viewpoint hereby agrees to indemnify, defend and hold harmless AOL and the officers, directors, agents, Affiliates, distributors, franchises and employees of AOL from and against all claims, actions, losses, liabilities, expenses, damages and costs (including, without limitation, reasonable attorneys’ fees) that may at any time be assessed against or incurred by any of them by reason of any third party claims, suits or proceedings: (a) for libel, defamation, violation of right of privacy or publicity, patent infringement, copyright infringement, trademark infringement or other infringement of any third party right, fraud, false advertising, misrepresentation, product liability or violation of any law, statute, ordinance, rule or regulation throughout the world in connection with the Licensed Software; (b) arising out of any material breach by Viewpoint of any duty, representation, or warranty under this Agreement; or (c) relating to any contaminated file, virus, worm or Trojan horse originating from the Licensed Software. AOL will notify Viewpoint of any claim, action or demand (an “Action”) for which indemnity is claimed within ten (10) days of receipt of written notice of such Action, and will give Viewpoint control of the defense and settlement of the claim, action or allegation. Viewpoint’s counsel defending such Action shall be subject to AOL’s prior written approval. AOL reserves the right to participate fully in and assume joint control of the defense of any Action, at its own cost and expense. Settlement of any Action shall be subject to AOL’s prior written approval.

10.     SOLICITATION

During the Term of the Agreement, Viewpoint will not use the AOL Network (including, without limitation, the e-mail networks contained therein) to solicit AOL Members on behalf of another Interactive Service. More generally, Viewpoint will not send unsolicited, commercial e-mail (i.e., “spam”) or other online communications through or into AOL’s products or services, absent a Prior Business Relationship. For purposes of this Agreement, a “Prior Business Relationship” will mean that the AOL Member to whom commercial e-mail or other online communication is being sent has voluntarily either (i) engaged in a transaction with Viewpoint or (ii) provided information to Viewpoint through a contest, registration, or other communication, which included clear notice to the AOL Member that the information provided could result in commercial e-mail or other online communication being sent to that AOL Member by Viewpoint or its agents. Any commercial e-mail or other online communications to AOL Members which are otherwise permitted hereunder, will (a) include a prominent and easy means to “opt-out” of receiving any future commercial communications from Viewpoint, and (b) shall also be subject to AOL’s then-standard restrictions on distribution of bulk e-mail (e.g., related to the time and manner in which such e-mail can be distributed through or into the AOL product or service in question).

11.     PROMOTIONAL MATERIALS/PRESS RELEASES

Neither party shall publish or release any press releases, public announcement or other promotional materials related to the transactions contemplated hereunder and/or referencing this Agreement, the other Party and/or its trade names, trademarks, or service marks without the prior written consent of the other party. Notwithstanding the foregoing, (a) AOL may, in its sole discretion, include Viewpoint in an initial press release and/or make other public announcements or include Viewpoint in other activities concerning the features and functionality of the AOL Network, and (b) Viewpoint may issue a press release as reasonably required to comply with the laws, regulations, and rules of the U.S. Securities and Exchange Commission, upon prior approval by AOL, which shall not be unreasonably withheld or delayed.

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12.     CONFIDENTIAL INFORMATION

Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of three years following expiration or termination of this Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party’s obligations hereunder, who will each agree to comply with this Section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will provide, if reasonably possible, at least five (5) business days prior written notice of such proposed disclosure to the other Party. Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body. For purposes of this Agreement, “Confidential Information” shall mean: any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including, but not limited to, the material terms of this Agreement, information about AOL Members, AOL End-Users, AOL Broadband Service registration information, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data. “Confidential Information” will not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party.

13.     PRIVACY. Viewpoint will not directly or indirectly gather, use, or deliver any data from the AOL Network and/or AOL End Users during the Initial Term or any Renewal Term of this Agreement. Viewpoint shall not deliver to AOL any data in contravention of any applicable law or any applicable user privacy policy, including but not limited to an AOL privacy policy.

14.     GENERAL

14.1     Excuse. Neither Party will be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party’s reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

14.2     Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to both the Senior Vice President for Business Affairs (fax no. 703-265-1206) and the Deputy General Counsel (fax no. 703-265-1105), each at the address of AOL set forth in the first paragraph of this Agreement. In the case of Viewpoint, such notice will be provided to both the Chief Executive Officer (fax no. 212-201-0846) and the General Counsel (fax no. 212-201-0801) each at the address of Viewpoint set forth in the first paragraph of this Agreement.

14.3     Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a

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waiver or relinquishment to any extent of such Party’s right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

14.4     Return of Information. Upon the expiration or termination of this Agreement, each Party will, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all Confidential Information specified by the other Party.

14.5     Survival. Sections 2.1(a)(ii and iii), 2.1(c)-(e) (unless termination is due to breach by AOL in accordance with Section 8.3), 2.2, 2.3, 6, 7, 8.6, 9, 10, 12, 13 and 14 of the Agreement will survive the completion, expiration, termination or cancellation of this Agreement.

14.6     Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

14.7     Amendment. No change, amendment or modification of any provision of this Agreement will be valid unless set forth in a written instrument signed by each Party, by an executive or officer authorized to bind such Party.

14.8     Further Assurances. Each Party will take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement.

14.9     Assignment. Viewpoint will not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of AOL. Notwithstanding the foregoing, but subject to Section 8.5, this Agreement may be assumed by any entity that succeeds Viewpoint as a result of a Change of Control. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

14.10     Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

14.11     Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity; provided that, in connection with any dispute hereunder, Viewpoint will be not entitled to offset any amounts that it claims to be due and payable from AOL against amounts otherwise payable by Viewpoint to AOL.

14.12     Governing Law. This Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles.

14.13     Export Controls. Viewpoint shall be solely responsible for obtaining any and all necessary approvals, registrations, certifications and other necessary documentation for the international sale and export/import of the Licensed Software. Viewpoint shall keep AOL informed at all times during the term of this Agreement as to the export/import status of the Licensed Software.

14.14     Headings. The captions and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

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14.15     Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

14.16     Insolvency. All rights and licenses granted under or pursuant to this Agreement by Viewpoint to AOL with respect to the Licensed Software and related Documentation are, and shall otherwise be deemed to be, for purposes of § 365(n) of Title 11 of the United States Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under § 101 of the Bankruptcy Code. The parties agree that if AOL does not terminate this Agreement pursuant to Section 8 and its subparts (“Term, Renewal, Termination, Fees”), AOL, as a licensee of such rights and licenses, shall retain and may fully exercise, provided it abides by the terms of this Agreement, all of its rights and elections under the Bankruptcy Code, including without limitation any and all rights to Updates to the Licensed Software and whether such Updates arise prior or subsequent to the commencement of a case under the Bankruptcy Code. The parties further agree that, in the event that any proceeding shall be instituted by or against Viewpoint seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking an entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property, or Viewpoint shall take any action to authorize any of the foregoing actions (each a “Proceeding”), AOL shall have the right, in the event it has not terminated this Agreement pursuant hereto, to retain and enforce its rights under this Agreement including, but not limited to, the following rights (provided it abides by the terms of this Agreement): the right to continue to use the Licensed Software and all Updates and all related Documentation and other supporting material related thereto, where so provided and in accordance with the terms and conditions of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

AMERICA ONLINE, INC		VIEWPOINT CORPORATION

By:	/s/ Gio Hunt	By:	/s/ Robert E. Rice

Print Name: Gio Hunt		Print Name: Robert E. Rice

Title: SVP, Technology Business Development		Title: President and CEO

Date: September 30, 2002		Date: September 30, 2002

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EXHIBIT A

Definitions

Affiliate. (a) Any agent, distributor or franchisee of AOL, (b) an entity that directly or indirectly controls, is controlled by or is under common control with AOL, including for the sake of clarity (but not limited to) any entity under the direct or indirect control of AOL Time Warner Inc. (“Affiliate”), or (c) an entity in which AOL owns directly or indirectly at least twenty percent (20%) of the voting, equity or equivalent interest and in which AOL exercises some other indicia of control. For purposes of this provision, “control” means ownership directly or indirectly of more than fifty percent (50%) of the voting, equity or equivalent interest in an entity; and “other indicia of control” means that an entity (i) operates principally under a brand (trademark or trade name) owned or controlled by AOL or a Affiliate or (ii) has obtained a technology license from AOL or a Affiliate to provide a substantial portion of the infrastructure or functionality of such entity’s services.

AOL Client. Any client software (in a client/server software model) owned, distributed, or authorized to be distributed by AOL or its Affiliates worldwide under the AOL, Netscape, or Compuserve brands (as set forth in Exhibit B, Section 3.9) and any new versions, upgrades, or updates thereto.

AOL End User. Any user of any AOL Network product or service.

AOL Network. (i) The America Online branded US narrowband service (“AOL Service”) and (ii) any other product or service owned, operated, distributed or authorized to be distributed by AOL or its Affiliates worldwide in which content, communications services and/or transactions are provided to members, subscribers and/or registrants through the use of any protocols, standards, platforms, media or other methodology now or hereafter existing (including the Internet and similar protocols, standards and platforms) from host server computers or otherwise, including, without limitation, via telephone, ISDN, DSL, cable, fiber optics, satellite, wireless, television or other type of public or private network or other device.

AOL Rainman Environment. AOL’s proprietary technology for publishing content on and through the AOL Network, and any updates, upgrades, new versions, or successor technology.

AOL Server. The servers or host complexes (or any portion thereof) owned or operated by or on behalf of AOL or its Affiliates (or third parties serving advertising or promotions for AOL on the AOL Network) in order to provide AOL Network services to AOL End Users.

Authoring Tools. The Viewpoint software used to package, encode and/or create Viewpoint and/or UI Content in a format that can be viewed using the Media Player Software.

Broadcast Key. As defined more completely in Exhibit C hereto, a Viewpoint broadcast key file for the platforms hereto which authenticates Viewpoint Content in such manner that Viewpoint Content can be viewed by Media Player Software without image degradation due to watermarking or other digital rights management mechanism.

Broadcast-Related Software. All software, databases and documentation necessary to ensure that the Broadcast Keys remain valid and enable AOL to fully exercise its Broadcast License and UI License rights hereunder.

Change of Control. (a) The consummation of a merger or consolidation or sale or other disposition of substantially all of the assets of a party or (b) the acquisition through one or more related transactions by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 50% of either (i) the then outstanding shares of common stock

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of such party; or (ii) the combined voting power of the then outstanding voting securities of such party entitled to vote generally in the election of directors.

[*]

Documentation. Viewpoint’s manuals and other documentation for the Licensed Software (or portion thereof) as provided by Viewpoint to AOL (e.g., administrative guides and data sheets), whether in print or electronic form. References to the Licensed Software in the Agreement shall be deemed to generally include the Documentation, as applicable.

[*]

GPF (General Protection Fault). The name of an event, or crash, due to hardware error, software error, divide by zero error or invalid operation code, which causes a third party application, AOL client, or operating system to abnormally terminate or produce an error message indicating that the system is generally unable to continue normal operation.

Interactive Service. An entity offering one or more of the following: (i) online or Internet connectivity services (e.g., an Internet service provider); (ii) an interactive site or service featuring a broad selection of aggregated third party interactive content (or navigation thereto) (e.g., an online service or search and directory service) and/or marketing a broad selection of products and/or services across numerous interactive commerce categories (e.g., an online mall or other leading online commerce site); (iii) a persistent desktop client; or (iv) communications software capable of serving as the principal means through which a user creates, sends or receives electronic mail or real time or “instant” online messages (whether by telephone, computer or other means), including without limitation, greeting cards.

Licensed Software. The Media Player Software, Broadcast Keys, Broadcast-Related Software and Authoring Tools. Licensed Software shall include, without limitation, the Documentation for such software, and any and all Updates thereto.

Media Player Software. The Viewpoint media player plug-in software that interprets and interactively displays digital content in the Viewpoint format for the platforms described in Section 3.9 of Exhibit B hereto, in object code format that Viewpoint makes commercially available, in any version and including all Updates thereto. The Media Player Software consists of the Viewpoint Hub and several Components and all Updates thereto.

Narrowband Speech Codec. An Update to the Media Player Software that Viewpoint intends to make commercially available and that enables the playback of spoken voice and simple sound effects.

Updates. Any and all updates, bug fixes, error corrections, enhancements, upgrades, modifications or new versions or releases of the Licensed Software (or portions thereof) that are made available during the Term. “Updates” excludes any Additional Technology (as defined in Section 4).

[*]

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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[*]

Term. The period of the Initial Term and any Renewal Term.

UI Content. Any Viewpoint Content that appears as part of the AOL Client or AOL Client features existing now or hereafter created during the Term of the Agreement or any extension thereof, excluding third-party advertising. For the sake of clarity, all Broadcast Keys provided to AOL for UI Content will not expire or “time out” (e.g. no watermarking or degradation) at any time, even after conclusion of the Term.

Viewpoint Technology. Any technology in existence now (including technology licensed under previous iterations of this Agreement) or created during the Term of the Agreement or any extension thereof which is necessary for AOL to enjoy the full benefit of the licenses granted in this Agreement.

Viewpoint Content. Any content that has been packaged and/or encoded in the Viewpoint format so that, when displayed and transmitted from a server on which a Broadcast Key has been installed, it can be viewed with the Media Player Software without image degradation due to watermarking or other digital rights management mechanism. For the sake of clarity, all Broadcast Keys provided to AOL for UI Content will not expire or “time out” (e.g. no watermarking or degradation) at any time.

Viewpoint Hub. The Viewpoint software that manages the authentication, retrieval, installation and automatic update of other software, including the Viewpoint Hub itself and Components, within a cross-platform, cross-browser framework. When deployed, the Viewpoint Hub is configured with a list of trusted servers and Broadcast Keys.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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EXHIBIT B

Technical Specification

1.	Scope

This document provides detailed technical requirements for an AOL client-hosted multimedia player that utilizes future versions of the SDK and ActiveX control, and bug reporting and response requirements relating to this Agreement.

2.	Applicable Documents

The following documents are applicable to the extent specified herein:

3.	Performance

3.1	Backward compatibility of SDK’s and ActiveX interfaces

With respect to operating systems supported by Media Player Software at any point during the Term, all API’s and ActiveX interfaces shall be maintained for backward compatibility with respect to any such Media Player Software supported operating systems.

3.2	[*]

3.3	File size of the Installer

Viewpoint shall provide a basic installer package to AOL that maintains a consistent feature set across versions. The initial Viewpoint installer package shall be no larger than 2.25 MB. In the event that a new installer package exceeds the size of the previous installer package by 5%, Viewpoint will notify AOL as to this fact as soon as Viewpoint becomes reasonably aware of the increase in size, and shall discuss with AOL the implications of such size increase and manner in which to address any negative impacts associated with such size increase. Any installer and contents produced by Viewpoint will include this basic installer package and be backwards compatible.

3.4	[*]

3.5	Abnormal Disconnect Rate

An Update of the Media Player Software SDK/Client integrated with AOL client shall not cause an increase in the abnormal disconnect rate.

3.6	[*]

3.7	Internationalization

Viewpoint shall provide an installer of their client software and SDK in all languages supported by current and anticipated versions of AOL. The Media Player Software software and SDK shall be designed and implemented so as to be easily localized to any language and locale.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.8	[*]

3.9	[*]

3.10	User Interface

Media Player Software client/SDK shall not preclude the use of an AOL-supplied user interface.

3.11	[*]

3.12	[*]

3.13	[*]

4.0	Dedicated Support

Viewpoint will provide a dedicated account/product/project manager to AOL. This person will be accountable for ensuring that all products and bug fixes are delivered to AOL in accordance with AOL’s product development schedule.

4.1	Bug Reporting Process

AOL and Viewpoint agree to utilize a standardized spreadsheet to notify, update and close bugs. The companies will review this spreadsheet via conference call on a weekly basis at minimum.

4.2	Resolution Process

Viewpoint will use commercial best efforts with respect to Viewpoint Technology to adhere to the resolution process provided in the table below for any GPFs, bugs, problems, or any other errors inherent in or caused by the Licensed Software as such Types of Error are reasonably classified by AOL.

Viewpoint to assign
engineer to
	investigate Error	Temporary	Software patch or
Type of Error	within:	Work-around within:	bug fix within:	Upgrade within:

GM stopper (pre-release)High Level Error (post-release)	Five (5) minutes from having been alerted	Continuous effort to minimize impact of Error until patch available	Two (2) hours from assignment of technician	30 days

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Beta stopper (pre-release) Medium Level Error (post-release)	Fifteen (15) minutes from having been alerted	Continuous effort during normal business hours	Five (5) hours from assignment of technician	60 days

Alpha stopper (pre-release) Low-Level Error (post-release)	Fifteen (15) minutes to forty-five (45) minutes from having been alerted (or, in the case of technical personnel requiring assistance or information, Viewpoint to provide such assistance or information within eight (8) business hours	Consultative effort during normal business hours	10 business days from assignment of technician	the next scheduled Upgrade

AOL acknowledges that the use of commercial best efforts with respect to Viewpoint Technology may not necessarily mean that Viewpoint meets the specified timeframes in all cases, provided that it does mean that in all cases, and without limitation, Viewpoint shall immediately, upon notification by AOL as to an Error, begin work to rectify such Error. Furthermore, the intent of the specified timeframes is to establish that the Viewpoint responses (as outlined above) which can be provided to AOL within the specified timeframes will be provided within such timeframes.

4.3	Reporting

Viewpoint will provide a report on a bimonthly basis that denotes headcount and hours per department dedicated to developing software of repairing bugs on behalf of AOL.

4.4	“GM Stopper” or “High-Level Error” means a catastrophic error in the Licensed Software for which no work-around has been made available to AOL and (i) that causes an important component or function that is commonly used to be unusable, (ii) that causes a crash for a commonly used feature or function, (iii) in which commonly used features are completely non-functioning, or (iv) that results in data loss or corruption.

4.4	“Beta Stopper” or “Medium-Level Error” means a non-catastrophic error for which no work-around has been made available to AOL and (i) for which a commonly used or important feature or function is partially non-functioning or malfunctioning, or (ii) that is otherwise neither a High-Level Error nor a Low-Level Error.

4.5	“Alpha Stopper” or “Low-Level Error” means any Error (i) that has minimal impact on the end user, (ii) that is rare in occurrence, regardless of severity, (iii) that causes a malfunction of a non-essential feature or function, or (iv) for which a work-around is available.

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EXHIBIT C

Structure, Operation, and Functionality of Broadcast Keys

The Broadcast Key controls the display of content served from a website and played through the VMP. The broadcast key is used to validate that the content is being served from an appropriate site, and within an appropriate timeframe, as was designated by the content author through the generation of the key in which such information is contained. By inspection of the key, the VMP will determine if content is being broadcast by an inappropriate website, or over an inappropriate timeframe, in which case the content will not be displayed.

The Viewpoint Media Player (“VMP”) is configured to search for two inputs: a file(s) in the Viewpoint format (i.e., with the .mtx or .mtz extension) and a Broadcast Key. If a Broadcast Key is not valid (or not present), the VMP will display a watermark over the content.

The Key Generation Application is Windows-based. It generates a Broadcast Key which is embodied in a text file with the “.mtx” extension. The Broadcast Key is comprised of a string of characters which identify the broadcasting (or publishing) location and the expiration date of the Broadcast Key. The string of characters is the result of a sparse hash function performed on the URL of the location from which the content is intended to be published.

The Viewpoint Media Player will not display a watermark if the Broadcast Key contains the correct hash value for the broadcasting location and the date has not been exceeded.

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Exhibit D. Functions of the Custom Player

The Custom Player will have the same functionality as the then current Media Player Software and will also support the operating system platforms identified in Section 3.9 of Exhibit B to the Agreement. It will be installed on the computers of AOL subscribers in such a way as to be unaffected by installations of other versions of the Viewpoint Media Player that are made before or after the installation of the custom version.

[*]

Within 30 days after Viewpoint releases modifications to its standard Viewpoint Media Player, those modifications will also be made to the Custom Player after being fully tested and accepted. This process will help to ensure that the feature set in the standard player and the Custom Player remain equal during the term of the Agreement. and that content published by AOL or other web publishers will be supported by the Custom Player. In addition, the Custom Player will have the capability of playing back content encoded in any previous versions of Viewpoint’s encoding or decoding formats. [*]

The details of the technical approach, the deliverable milestones, and the division of responsibilities will be established in good faith through discussions between the Viewpoint and AOL engineering teams, (it being understood that Viewpoint will have the primary role in modifying the Viewpoint Media Player Software and developing the Custom Player). The parties will document the approach in a a detailed statement of work to be performed under the Consulting Services Agreement, dated September 30, 2002, between the Parties. The parties expect that all coding, integration, and testing for the custom Viewpoint Media Player will take no more than twelve weeks from the date that the parties agree on the detailed statement of work.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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Exhibit E

Escrow Acceptance